EXHIBIT 10.14

                                 PROMISSORY NOTE

                                                              Effective as of
US$2,104,675                                                  December 31, 2000
                                                              New York, New York

         VOICENET,  INC,,  a Delaware  corporation  (hereinafter  referred to as
("Maker" or the "Company"), for value received, hereby promises to pay to the order of VOICENET (AUST), LTD., a Western Australia  corporation (the
"Payee"),  the  principal  amount of Two  Million  One  Hundred  and Four
Thousand Six Hundred Seventy-Five United States Dollars  (US$2,104,675)  payable on March 31, 2004, the maturity date of this Note. Payment shall be made in such coin or currency of the United States of America as at the time of payment shall be legal  tender for the  payment of public and  private  debts,  together  with simple  accrued  interestfrom  the date  hereof on the  unpaid  balance  of such principal amount at the rate of nine and eight-tenths  percent (9.8%) per annum, all of which shall accrue and be payable on the March 31, 2004.

         The  principal  of and  interest  on this  Note  shall  be  payable  by certified  or  official  bank check  payable to the Payee of this Note mailed to such Payee at the following address, Level 33, Exchange Plaza, #2 The Esplanade,
Perth,  Western  Australia,  or such  other  address as shall be  designated  in writing by the Payee to the Company.  Any notice required hereunder or otherwise in  connection  herewith  shall be in writing  and shall be  delivered  by hand, certified mail or overnight mail.

         Upon the  failure to make  payment of any  principal  or  interest  due hereunder  within one business  day  following  maturity,  then at the option of
Payee and without notice to the Company,  all accrued and unpaid  interest shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall be due in full.

         The Company may, at its option, at any time and from time to time after the date hereof,  upon one business  day's prior written  notice,  pay this Note without penalty or premium,  in whole or in part,  together with all interest on the  principal  amount  hereof  accrued to the  payment  date.  This Note is the promissory note of the Company  referred to in a Pledge  Agreement of event date herewith between the Company and the Payee ( the "Pledge Agreement") and payment of all amounts due under this Note is secured by the security  interest  created pursuant to the Pledge Agreement. In the event that the Company does not pay the principal and interest due under this Note at maturity,  the Payee's sole remedy shall be to take  possession of the shares of Unveil  Technologies,  Inc.  being held  pursuant to a Pledge  Agreement and  thereafter  the Company shall have no further obligation or liability to Payee on account of this Note.

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         Any of the  following  events  shall  constitute  an "Event of Default"
under this Note:

          a.   all or part of the principal or interest on this Note is not paid when  due  and  payable,  whether  at the  maturity  thereof,  by acceleration or otherwise;

          b.   filing  by the  Maker of a  petition  seeking  relief  under  any
               provision  of  any   bankruptcy,   reorganization,   arrangement,
               insolvency,  readjustment of debt, dissolution or liquidation law of any  jurisdiction,  or  consenting in writing to the filing of any such petition against it;

          c.   making by the Maker of a general  assignment  for the  benefit of its  creditors,  or admitting in writing its inability to pay, or in fact failure to pay,  its debts  generally as they become due, or  consenting  in  writing  to the  appointment  of a  receiver, conservator, custodian, liquidator or trustee of the Maker, or of all or any part of the assets of the Maker; or

          d.   appointment of a receiver, conservator,  custodian, liquidator or trustee  of the  Maker  or of all or any of its  assets  by court order,  if such order remains in effect for more than  forty-five
               (45) days; or entering of an order for relief with respect to the
               Maker under the federal  Bankruptcy Code; or filing of a petition
               against   the  Maker   under  any   bankruptcy,   reorganization,
               arrangement,  insolvency,  readjustment  of debt,  dissolution or liquidation  law of any  jurisdiction,  if not  dismissed  within forty-five (45) days.

         Upon the occurrence of an Event of Default hereunder, all of the unpaid
principal   amount  of  this  Note  and  any  accrued   interest  thereon  shall
automatically  become due and payable,  and the Maker hereby  waives  diligence, presentment, demand, protest and notice of every kind whatsoever. The failure of the Payee to exercise  any of its rights  hereunder in any  particular  instance shall not  constitute  a waiver of the same or of any other right in that or any subsequent instance with respect to the Payee or any subsequent holder.

         Should the  indebtedness  evidenced  by this Note or any part hereof be collected  at law or in equity or in  bankruptcy,  receivership  or other  court proceedings,  or this Note placed in the hands of attorneys for collection,  the
Company  agrees to pay, in addition to  principal  and  interest due and payable hereon, all costs of collection,  including reasonable attorneys' fees, incurred by the Payee of this Note in collecting or enforcing this Note.

         No delay by the  Payee of this  Note in  exercising  any power or right hereunder shall operate as a waiver of any power or right,  nor shall any single or partial  exercise  of any power or right  preclude  other or future  exercise thereof, or the exercise of

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any other  power or right  hereunder  or  otherwise,  and no waiver  whatever or modification  of the terms  hereof shall be valid unless set forth in writing by the Payee of this Note and then only to the extent set forth therein.

         THE COMPANY  HEREBY  WAIVES  TRIAL BY JURY IN ANY  ACTION,  PROCEEDING,
CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING
OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

         This  Note is made and  delivered  in,  and  shall be  governed  by and construed in accordance  with,  the laws of the State of New York without regard to its principles of conflicts of law.

         IN  WITNESS  WHEREOF,  the  Company  has  caused  this  Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

                                            VOICENET, INC.

                                            By:  /s/ Alan Dawson
                                               Alan Dawson
                                               Chief Executive Officer